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Exhibit 3.6

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES C
PREFERRED STOCK OF PROXIM CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

        The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of Proxim Corporation, a Delaware corporation (the "CORPORATION"), by the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") has duly provided for the issuance of and created a series of Preferred Stock (the "PREFERRED STOCK") of the Corporation, par value $.01 per share, and in order to fix the designation and amount and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock, has duly adopted this "Certificate of Designations, Preferences and Rights of Series C Preferred Stock of Proxim Corporation" (the "CERTIFICATE"). All capitalized terms not defined above or in Sections 1 through 10 below are defined in Section 11 herein.

        Each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

        1.     NUMBER OF SHARES AND DESIGNATION. 400,000 shares of Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series C Preferred Stock (the "SERIES C PREFERRED STOCK"). The number of shares of Series C Preferred Stock may be increased (to the extent of the Corporation's authorized and unissued Preferred Stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and the filing of a certificate reflecting such increase or decrease, as the case may be, with the Secretary of State of the State of Delaware.

        2.     RANK. The Series C Preferred Stock shall, with respect to redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (i) rank senior and prior to the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series C Preferred Stock (whether with respect to redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities, including the Series A Preferred Stock, Series B Preferred Stock and Common Stock, are collectively referred to herein as the "JUNIOR SECURITIES"), (ii) rank on a parity with each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Series C Preferred Stock (whether with respect to payment of redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the "PARITY SECURITIES"), and (iii) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series C Preferred Stock (whether with respect redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the "SENIOR SECURITIES"). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be.

        3.     DIVIDENDS.

        (a)   The holders of shares of Series C Preferred Stock shall not be entitled to receive dividends on the Series C Preferred Stock.

        (b)   From and after the time, if any, that the Corporation fails to pay to the holder of any shares of Series C Preferred Stock, on the date specified for redemption in accordance with Section 5, Section 6 or Section 7 hereof or on the date specified for repurchase in accordance with Section 10, the redemption price calculated pursuant to Section 5, the Change of Control Price (as defined below) or the Material Asset Sale Price (as defined below) after such holder has delivered notice to the Corporation pursuant Section 10 of its intention to exercise its repurchase rights under Section 10, if applicable, then (i) no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock expressly required and made for purposes of any employee incentive or benefit plans or arrangements of the Corporation or any subsidiary of the Corporation or the payment of cash in lieu of fractional shares in connection therewith) for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities or the payment of cash in lieu of fractional shares in connection therewith) and (ii) the Corporation shall not, directly or indirectly, make any payment on account of any purchase, redemption, retirement or other acquisition of any Parity Securities (other than for consideration payable solely in Junior Securities or the payment of cash in lieu of fractional shares in connection therewith); provided, however, that this Section 3(b) shall not be applicable at any time that (A) the Corporation has irrevocably paid, in accordance with Section 5 or Section 7, the entire redemption price payable to each holder of Series C Preferred Stock, (B) the Corporation has irrevocably paid, in accordance with Section 6, the Change of Control Price payable to each holder or (C) the Corporation has irrevocably paid, in accordance with Section 10, the Material Asset Sale Price payable to each holder that has exercised its repurchase right pursuant to Section 10.

        4.     LIQUIDATION PREFERENCE.

        (a)   The initial liquidation preference for the shares of Series C Preferred Stock shall be $100.00 per share (the "STATED VALUE"), which amount shall accrete from the Original Issue Date (as defined below) at an annual rate of 8.75%, compounded quarterly, computed on the basis of a 360-day year of twelve 30-day months (such accreted amount being the "LIQUIDATION VALUE"). Notwithstanding the foregoing, in the event of a Change of Control (as defined below) or a Material Asset Sale (as defined below), the Liquidation Value upon such Change of Control or Material Asset Sale, as the case may be, shall be increased by the amount, if any, by which (i) the amount of the Liquidation Value if it had fully accreted from the Change of Control Date (as defined below) or Material Asset Sale Date (as defined below), as the case may be, through the eighth anniversary of the Original Issue Date exceeds (ii) the Liquidation Value in effect immediately prior to the adjustment pursuant to this Section 4(a). The Stated Value shall be subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having a similar effect with respect to the Series C Preferred Stock (each, a "Capital Stock Adjustment").

        (b)   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock shall be entitled to receive the Liquidation Value of such shares in effect on the date of such liquidation, dissolution or winding up, plus an amount equal to the unrecognized accretion, if any, from the end of the most recent quarter ending October 22, January 22, April 22, or July 22, up to but not including the date of such liquidation, dissolution or winding up.

        (c)   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock (i) shall not be entitled to receive the Liquidation Value of such shares until payment in full or provision has been made for the payment in full of all claims of creditors of the Corporation and the liquidation preferences for all Senior

Securities, and (ii) shall be entitled to receive the Liquidation Value of such shares before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities. Subject to clause (i) above, if the assets of the Corporation are not sufficient to pay in full the Liquidation Value payable to the holders of shares of Series C Preferred Stock and the liquidation preference payable to the holders of any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series C Preferred Stock and any such other Parity Securities ratably in accordance with the Liquidation Value for the Series C Preferred Stock and the liquidation preference for the Parity Securities, respectively.

        (d)   Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

        5.     MANDATORY REDEMPTION; PROCEDURES FOR REDEMPTION.

        (a)   On October 22, 2012, the Corporation shall redeem all outstanding shares of Series C Preferred Stock, if any, at a cash redemption price equal to the Liquidation Value as if the Series C Preferred Stock had fully accreted through such date, after taking into account any Capital Stock Adjustments (such amount being referred to herein as the "REDEMPTION PRICE"). In the event that the Corporation does not pay the Redemption Price on the Redemption Date, the Redemption Price shall be calculated as if the Redemption Date were the later of the Redemption Date and the date on which such payment is made. If the Corporation is unable at the Redemption Date to redeem any or all shares of Series C Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Delaware, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws. In the event of any redemption of only a part of the then outstanding Series C Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof (based on the number of shares of Series C Preferred Stock held on the date of notice of redemption).

        (b)   In the event of a redemption of shares of Series C Preferred Stock pursuant to Section 5(a), Section 6 or Section 7, notice of such redemption shall be given by the Corporation, by first class mail, postage prepaid, mailed not less than 15 days nor more than 45 days prior to the Redemption Date, to each holder of Series C Preferred Stock at the address appearing in the Corporation's records. Such notice shall state: (i) the date on which the holder is to surrender to the Corporation the certificates for any shares to be redeemed (such date, or if such date is not a Business Day, the first Business Day thereafter, the "REDEMPTION DATE") and (ii) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder (such notice being referred to as the "REDEMPTION NOTICE"). On or prior to the Redemption Date, each holder of Series C Preferred Stock to be redeemed shall surrender his, her or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series C Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or deemed to be outstanding for any purpose whatsoever.

        (c)   Except as provided in this Section 5, Section 6 and Section 7, the Corporation shall have no right to redeem the shares of Series C Preferred Stock. Any shares of Series C Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series C Preferred Stock accordingly.

        6.     CHANGE OF CONTROL; PROCEDURES UPON CHANGE OF CONTROL. In the event that the Corporation undergoes a Change of Control (the date of such occurrence being the "CHANGE OF CONTROL DATE"), the Corporation shall be required to redeem in cash or readily marketable securities all outstanding shares of Series C Preferred Stock, if any, at a redemption price (the "CHANGE OF CONTROL PRICE") equal to the Liquidation Value as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Original Issuance Date (after taking into account any Capital Stock Adjustments, plus following the eighth anniversary of the Original Issue Date, an amount equal to the unrecognized accretion, if any, from the end of the immediately preceding quarter ending October 22, January 22, April 22, or July 22, to but not including the Redemption Date. In the event of a redemption pursuant to this Section 6, the Corporation shall follow the redemption procedures set forth in Section 5.

        7.     OPTIONAL REDEMPTION. At any time prior to October 22, 2012, the Corporation shall have the right at its option to redeem all outstanding shares of Series C Preferred Stock at a price per share in cash equal to the Liquidation Value as if it had fully accreted through the eighth anniversary of the Original Issuance Date. The Corporation shall also have the right at its option to redeem all outstanding shares of Series C Preferred Stock (i) at any time prior to, and including, the third anniversary of the Original Issuance Date at a price per share in cash equal to its then accreted Liquidation Value (after taking into account any Capital Stock Adjustments), if the Market Price of the Common Stock has been higher than TWO DOLLARS AND TWENTY-FIVE CENTS ($2.25) for a period of forty-five (45) consecutive trading days prior to the date of the applicable Redemption Notice or (ii) at any time following the third anniversary of the Original Issuance Date at a price per share equal to its then accreted Liquidation Value (after taking into account any Capital Stock Adjustments), if the Market Price of the Common Stock has been higher than TWO DOLLARS ($2.00) for a period of forty-five (45) consecutive trading days prior to the date of issuance of the applicable Redemption Notice. In the event of a redemption pursuant to this Section 7, the Corporation shall follow the redemption procedures set forth in Section 5.

        8.     STATUS OF SHARES. All shares of Series C Preferred Stock that are at any time redeemed pursuant to Section 5, Section 6 or Section 7 or repurchased pursuant to Section 10 and all shares of Series C Preferred Stock that are otherwise reacquired by the Corporation shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series.

        9.     VOTING RIGHTS.

        (a)   The holders of record of shares of Series C Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 9 or as otherwise provided by law.

        (b)   The holders of the shares of Series C Preferred Stock shall not be entitled to vote with the holders of the Common Stock on matters submitted for a vote of holders of Common Stock.

        (c)   Notwithstanding anything to the contrary set forth in Section 9(b), for so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting as a single class:

            (i)  amend, alter or repeal any provision of the Corporation's certificate of incorporation (by merger or otherwise) or bylaws so as to adversely affect the preferences, rights or powers of the Series C Preferred Stock; provided that any such amendment, alteration or repeal to create, authorize or issue any Junior Securities, or any security convertible into, or exchangeable or exercisable for, shares of Junior Securities, shall not be deemed to have any such adverse effect;

           (ii)  create, authorize or issue any Senior Securities or Parity Securities, or any security convertible into, or exchangeable or exercisable for, shares of Senior Securities or Parity Securities;

          (iii)  repurchase or redeem any of its equity securities or rights to acquire equity securities (other an from an employee, director or consultant following the termination of employment or service with the Corporation of such Person); or

          (iv)  declare or pay any dividend on the Common Stock;

provided that no such consent or vote of the holders of Series C Preferred Stock shall be required if at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such securities is to be made, as the case may be, all shares of Series C Preferred Stock at the time outstanding shall have been called for redemption or repurchase by the Corporation in accordance with Section 5, Section 6, Section 7 or Section 10, as the case may be, and the funds necessary for such redemption or repurchase shall have been set aside.

        (d)   The consent or votes required in Section 9(c) shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation's certificate of incorporation or bylaws, which approval shall be obtained by vote of the stockholders of the Corporation in the manner set forth in the Corporation's certificate of incorporation.

        10.   MATERIAL ASSET SALE; PROCEDURES UPON A MATERIAL ASSET SALE.

        (a)   If the Corporation undergoes a Material Asset Sale (the date of such occurrence being the "MATERIAL ASSET SALE DATE"), each holder of shares of Series C Preferred Stock shall have the right to require the Corporation to repurchase such holder's shares of Series C Preferred Stock, in whole or in part, at such holder's option, at a cash repurchase price (the "MATERIAL ASSET SALE PRICE") equal to the Liquidation Value as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Original Issuance Date (after taking into account any Capital Stock Adjustments), plus following the eighth anniversary of the Original Issue Date, an amount equal to the unrecognized accretion, if any, from the end of the immediately preceding quarter ending October 22, January 22, April 22, or July 22, to but not including the Material Asset Sale Repurchase Date.

        (b)   The Corporation shall send notice to each holder of Series C Preferred Stock of a Material Asset Sale within 30 days of the Material Asset Sale Date. To exercise its right to require the Corporation to repurchase its shares, the holder of shares of Series C Preferred Stock shall submit its certificates representing any shares of Series C Preferred Stock to be repurchased by the Corporation to the Corporation with a written notice of its election to exercise it rights pursuant to Section 10(a) and specifying the date upon which the Corporation shall repurchase the shares, which date shall be no later than the 60th day following the date such holder received the Corporation's notice specified in the previous sentence (the "MATERIAL ASSET SALE REPURCHASE DATE").

        (c)   Upon surrender in accordance with the notice of a Material Asset Sale of the certificates for any shares to be repurchased, such shares shall be repurchased by the Corporation on the Material Asset Sale Repurchase Date at the Material Asset Sale Price. In case fewer than all the shares represented by any such certificate are to be repurchased, a new certificate shall be issued representing the unpurchased shares without cost to the holder thereof.

        11.   DEFINITIONS.

        Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

        "Affiliate" means with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term "control" (and correlative terms "controlling," "controlled by" and "under common control with") means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

        "BCP" means BCP Capital, L.P. (formerly Broadview Capital Partners, L.P.), BCP Capital QPF, L.P. (formerly Broadview Capital Partners Qualified Purchaser Fund, L.P.) and BCP Affiliates Fund LLC (formerly Broadview Capital Partners Affiliates Fund L.L.C.)

        "Beneficially Own" or "Beneficial Ownership" is defined in Rules 13d-3 and 13d-5 of the Exchange Act, but without taking into account any contractual restrictions or limitations on voting or other rights.

        "Business Combination" means (a) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation with any Person or (b) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation of all or substantially all of its assets.

        "Business Day" means any day except a Saturday, Sunday or day on which the institutions are legally authorized to close in the City of New York.

        "Capital Stock" means (a) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

        "Change of Control "means the happening of any of the following events:

        (a)   The acquisition by any Person of Beneficial Ownership of 50% or more of either (i) the then-outstanding shares of Common Stock (the "Outstanding Corporation Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company that is an Affiliate of the Corporation or (B) any acquisition by any corporation pursuant to a transaction that complies with (c)(i) and (c)(ii) in this definition; or

        (b)   Individuals who, as of the date hereof and including the designees of Warburg and BCP, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

        (c)   Consummation of a Business Combination, in each case, unless, following such Business Combination, (i) all or substantially all of the Persons that were the Beneficial Owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities

immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, and (ii) no Person (excluding any Person resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation; or

        (d)   Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation;

        provided, however, that in event shall the consummation of the transactions contemplated by the Purchase Agreement result in a Change of Control.

        "Common Stock" means the Class A Common Stock of the Corporation, par value $.01 per share.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

        "Market Price" means, with respect to a particular security, on any given day, the average of the highest and lowest reported sale prices regular way or, in case no such reported sales takes place on such day, the average of the highest asked and lowest bid prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (a) the average of the highest and lowest sale prices for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (b) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the Nasdaq Stock Market or any comparable system, or (c) if such security is not listed on the Nasdaq Stock Market or any comparable system, the average of the highest asked and lowest bid prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

        "Material Asset Sale" shall mean any sale of the Corporation's assets (i) that does not constitute a Business Combination and (ii) as a result of which sale the Corporation's revenues for the prior twelve-month period would have declined by forty percent (40%) or more on a pro forma basis giving effect to such asset sale.

        "Original Issue Date" means the date upon which the initial shares of Series C Preferred Stock were originally issued by the Corporation.

        "Outstanding" means, at any time, the number of shares of Common Stock then outstanding calculated on a fully diluted basis, assuming the exercise, exchange or conversion into Common Stock of all outstanding securities exercisable, exchangeable or convertible into shares of Common Stock (whether or not then exercisable, exchangeable or convertible).

        "Person" means an individual, corporation, partnership, other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

        "Purchase Agreement" means that certain Securities Purchase Agreement, dated as of July 27, 2004, among the Corporation and the purchasers named therein.

        "Series A Preferred Stock" means the Series A Convertible Preferred Stock of the Corporation, par value $.01 per share.

        "Series B Preferred Stock" means the Series B Convertible Preferred Stock of the Corporation, par value $.01 per share.

        "Subsidiary" of a Person means (a) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (b) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

        12.   NO OTHER RIGHTS. The shares of Series C Preferred Stock shall not have any relative, optional or other special rights and powers except as set forth herein or as may be required by law.

        This Certificate shall become effective at 8:30 a.m. Eastern Standard Time on October 22, 2004.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this 21st day of October, 2004.

PROXIM CORPORATION
By:	/s/ RICHARD J. TALLMAN
	Name:	Richard J. Tallman
	Title:	General Counsel & Secretary

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  Exhibit 3.6
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES C PREFERRED STOCK OF PROXIM CORPORATION